EXHIBIT 99.1

GENESCO ANNOUNCES $50 MILLION INCREASE TO ITS SHARE

REPURCHASE AUTHORIZATION

NASHVILLE, Tenn., June 26, 2023 -- Genesco Inc. (NYSE: GCO) announced today that its board of directors has authorized a $50 million increase to its existing $200 million share repurchase authorization.

Under Genesco’s existing $200 million share repurchase, since September 2019 the Company has repurchased 3.9 million shares at a total cost of approximately $189.5 million leaving the remaining authorization of $10.5 million under the existing program. This includes repurchasing during the current quarter approximately 676,000 shares for a total cost of $14.5 million, at an average price of $21.41 per share.

Since December 2018, the Company has repurchased an aggregate of approximately 9.2 million shares at a total cost of approximately $415 million. These shares represent more than 46% of the shares outstanding at the start of these purchases.

The new authorization is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company's discretion.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,390 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com,www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com